Exhibit 2.1

                             ARTICLES OF MERGER

To the Secretary
of State of the State
of Minnesota

          Pursuant to the provisions of the Minnesota Business Corporation Act, the domestic business corporations named herein do hereby submit the following Articles of Merger.

          1. Annexed hereto and made a part hereof is the Plan of Merger for merging SBF Acquisition Corp. with and into S.B.F. Services, Limited (doing business as Head Games Publishing) as approved by resolution adopted at a meeting by the Board of Directors of SBF Acquisition Corp. on June 29, 1998 and by resolution adopted by the Board of Directors of S.B.F., Services, Limited on June 29, 1998.

          2. With respect to SBF Acquisition Corp. and S.B.F. Services, Limited, the Plan of Merger was approved in accordance with the provisions of
Section 302A.613 of the Minnesota Business Corporation Act.

          3. The effective time and date in the State of Minnesota of the merger herein provided for shall be 4:30 p.m. on June 30, 1998.

          4. This document was prepared by Stefanie Kushner of Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York.

          5. Following the filing, the endorsed Articles of Merger should be directed to the following address:

               Activision, Inc.
               3100 Ocean Park Boulevard
               Santa Monica, California 90405
               Attention: Lawrence Goldberg
               Senior Vice President, Business Affairs
                 and General Counsel



Executed on June 30, 1998.

S.B.F. Services Limited         SBF Acquisition Corp.


By: /s/ Daniel Hammett            By: /s/ Lawrence Goldberg
   -------------------------         ---------------------------
   Name:  Daniel Hammett           Name:  Lawrence Goldberg
   Title: President                Title: Vice President and Secretary

                               PLAN OF MERGER

          PLAN OF MERGER adopted by S.B.F. Services, Limited, a business corporation organized under the laws of the State of Minnesota and doing business as Head Games Publishing ("Head Games"), by resolution of its Board of Directors on June 29, 1998, and adopted by SBF Acquisition Corp., a business corporation organized under the laws of the State of Minnesota ("SBF"), by resolution of its Board of Directors on June 29, 1998. The names of the corporations planning to merge are S.B.F. Services, Limited, a business corporation organized under the laws of the State of Minnesota, and SBF Acquisition Corp., a business corporation organized under the laws of the State of Minnesota. The name of the surviving corporation into which SBF Acquisition Corp. plans to merge is S.B.F. Services, Limited.

          i. Head Games and SBF shall, pursuant to the provisions of the Minnesota Business Corporation Act, be merged with and into a single corporation, to wit, Head Games Publishing, Inc., which shall be the surviving corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the Minnesota Business Corporation Act. The separate existence of SBF Acquisition Corp., which is sometimes hereinafter referred to as the "non-surviving corporation", shall cease at the effective time and date of the merger in accordance provisions of the Minnesota Business Corporation Act.

          ii. The present Articles of Incorporation of SBF (a copy of which is attached hereto as Exhibit 1) shall be the Articles of Incorporation of the surviving corporation and such Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Minnesota Business Corporation Act except that the name of the surviving corporation shall be "Head Games Publishing, Inc."

          iii. The present bylaws of SBF will be the bylaws of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Minnesota Business Corporation Act except that the name of the surviving corporation shall be "Head Games Publishing, Inc."

          iv        The directors and officers of SBF in office at the
               effective time and date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until their respective successors are elected and qualified or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

          v. Each issued share of SBF immediately before the effective time and date of the merger shall be converted into one share of the surviving corporation. The issued shares of Head Games shall be canceled and automatically converted into the right to receive 100 shares of common stock, $.000001 par value per share of Activision, Inc. (a Delaware corporation that is the parent and sole shareholder of the non-surviving corporation) (the "Activision Common Stock"). The aggregate number of shares of Activision Common Stock issuable in connection with the merger shall be 1,000,000 shares. The exchange ratio shall be adjusted to take into account any stock split, stock dividend, reverse stock split, capital reorganization or similar transaction affecting the Activision Common Stock or the capital stock of Head Games the record date for which is after the date of the adoption of this Plan of Merger and prior to effective time of the merger.

          vi. The Plan of Merger herein made and approved shall be submitted to the shareholders of the non-surviving corporation and to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Minnesota Business Corporation Act.

          vii. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation and by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the provisions of the Minnesota Business Corporation Act, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Minnesota, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

     viii. The Board of Directors and the proper officers of the non-surviving corporation and the Board of Directors and the proper officers of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.